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                                                             Exhibit 10
                  METAVANTE CHANGE OF CONTROL AGREEMENT
                  _____________________________________

       THIS AGREEMENT, entered into as of the 12th day of May, 2004, by and between MARSHALL & ILSLEY CORPORATION ("M&I"), METAVANTE CORPORATION ("Metavante"), and Frank R. Martire (the "Executive") (hereinafter collectively referred to as "the parties").

W I T N E S S E T H :

       WHEREAS, Executive is employed by Metavante, a wholly-owned subsidiary of M&I; and

       WHEREAS, M&I wants to induce Executive to remain in Metavante's employ, particularly in the event of a threat of, or occurrence of, a Change of Control of Metavante, as defined below, without concern for his personal financial and employment security; and

       WHEREAS, M&I has determined that Executive should be compensated in the event of a Change of Control of Metavante if Executive's employment is terminated without Cause, or Executive terminates his or her employment with Metavante for Good Reason during the Term, both as defined below.

       NOW, THEREFORE, for good and adequate consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows.

       1. Term of Agreement. The "Term" of this Agreement begins on the date a Change of Control of Metavante occurs and ends on the fourth anniversary after the date of a Change of Control of Metavante.

       2. Change of Control of Metavante. For purposes of this Agreement, a "Change of Control of Metavante" means a transaction described in subsections (a), (b), (c), or (d):

             (a) Consummation of a sale or other transfer by Metavante of all or substantially all of its assets to an entity (other than M&I or an Affiliate of M&I) and M&I and/or its Affiliates own less than 20% of the Equity Interests in the transferee entity. "Affiliate" shall include any entity controlled by, controlling or under common control with M&I. "Equity Interests" means voting securities entitled to vote for the election of directors or other governing authority of the entity. For example, the liquidation of Metavante into M&I would not be a Change of Control of Metavante because its assets would be transferred to M&I. However, the sale of all the Metavante assets to a third party in which neither M&I and/or an Affiliate have an Equity Interest ("Party A") would be a Change of Control of Metavante.

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             (b)   Consummation of a sale or other transfer by Metavante of
       all or substantially all of its assets to an entity (other than M&I or an Affiliate of M&I), M&I and/or its Affiliates own 20% or more, but less than 50%, of the Equity Interests in the transferee entity, and an unrelated party owns a greater Equity Interest than M&I and/or its Affiliates. For example, the contribution of Metavante assets to a joint venture in which M&I owns 40% of the Equity Interests and Party A owns 60% of the Equity Interests would be a Change of Control of Metavante since M&I owns a lesser Equity Interest than the other party. However, if M&I owns 40% of the Equity Interests, Party A owns 30%, and Party B owns 30%, there would not be a Change of Control of Metavante since M&I owns the largest Equity Interest.

             (c) Consummation of a sale or other transfer by M&I of more than 80% of the Equity Interests in Metavante to an entity other than an Affiliate (an "Unrelated Party"). For example, the sale by M&I of all of the stock of Metavante to Party A would be a Change of Control of Metavante.

             (d) Consummation of a sale or other transfer by M&I of more than 50% of the Equity Interests in Metavante, but not more than 80% of the Equity Interests in Metavante, to an Unrelated Party, and an Unrelated Party owns a greater Equity Interest in Metavante than M&I and/or its Affiliates. For example, a sale of 60% of the stock of Metavante to Party A would be a Change of Control of Metavante since Party A would own a greater Equity Interest in Metavante than M&I. However, a sale of 40% of the stock of Metavante to Party A would not be a Change of Control of Metavante if M&I retained 60% of the Equity Interests.

       Notwithstanding the foregoing, the following events would not constitute a Change of Control of Metavante: (a) distribution of all or a portion of the Equity Interests of Metavante to M&I shareholders and (b) an initial public offering ("IPO") of securities in Metavante unless (i) M&I does not retain 20% or more of the Equity Interests in Metavante or
(ii) M&I retains 50% or less of the Equity Interest in Metavante and is
not the largest shareholder immediately after the IPO.    If there is a
Change of Control of Metavante, any reference to Metavante herein shall also refer to any surviving entity, resulting from such Change of Control of Metavante.

       3. Severance. If, during the Term, Executive's employment with Metavante is terminated, either by M&I or Metavante, other than for Cause or Disability or due to Executive's death, or by Executive for Good Reason (solely as defined in Section 4 of this Agreement), Executive shall be entitled to the compensation and benefits set forth in Section 7 of this Agreement, subject to fulfilling the requirement of Executive executing, and not revoking, a Complete and Permanent Release.

       4. Definitions. For purposes of this Agreement, the following terms shall have the meanings described hereunder:

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             (a)   Cause.  A termination for Cause is a termination
       evidenced by a resolution adopted in good faith by a majority of the Board of Directors of Metavante that Executive willfully, deliberately and continually failed to substantially perform his duties (other than a failure resulting from Executive's incapacity due to physical or mental illness) which failure constitutes gross misconduct, and results in and was intended to result in demonstrable material injury to Metavante or M&I, monetary or otherwise, or committed acts of fraud and dishonesty constituting a felony, as determined by a final judgment or order of a court of competent jurisdiction, and resulting or intended to result in gain to or personal enrichment of Executive at Metavante's or M&I's expense, provided, however, that no termination of Executive's employment shall be for Cause as set forth in (i), above, until (a) Executive shall have had at least sixty (60) days to cure any conduct or act alleged to provide Cause for termination after a written notice of demand has been delivered to Executive specifying in detail the manner in which Executive's conduct violates this Agreement, and (b) Executive shall have been provided an opportunity to be heard by the Board (with the assistance of Executive's counsel if Executive so desires). No act, or failure to act, on Executive's part, shall be considered "willful" unless he has acted or failed to act in bad faith and without a reasonable belief that his action or failure to act was in the best interest of Metavante. During the 60-day cure period, Executive may be put on paid administrative leave by the management of M&I or Metavante.

             (b) Disability. "Disability" shall mean the absence of Executive from Executive's duties with Metavante on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Metavante or its insurers and acceptable to Executive or Executive's legal representative, provided if the parties are unable to agree, the parties shall request the Dean of the Medical College of Wisconsin to choose such physician. If Metavante determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth above), it may give to Executive written notice in accordance with Section 5 of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with Metavante shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties.

             (c)   Good Reason.

                (1) For purposes of this Agreement, "Good Reason" means the occurrence of any one of the following:

                   (i) A reduction in Executive's base salary or target short-term incentive opportunity below that immediately prior to the Change of Control of Metavante;

                   (ii) Failure to provide Executive with the same long-term incentive opportunities or benefits (including retirement plans) provided to other peer executives of the entity which employs Executive after the Change of Control of Metavante; or

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                   (iii) Transferring Executive to a primary work location
                that is more than 30 miles further away from his residence than the primary work location immediately prior to the Change of Control of Metavante.

                (2) Any event or condition described in Section 4(c)(1) which occurs prior to the date of the Change of Control of Metavante but which Executive reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control of Metavante, or (ii) otherwise arose in connection with or in anticipation of a Change of Control of Metavante, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the date of the Change of Control of Metavante.

                (3) Executive's right to terminate his employment pursuant to this Section 4(c) shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment or failure to give Notice of Termination shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

       5. Notice of Termination. Any purported termination by Metavante or by Executive (other than by death of Executive) shall be communicated by Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) the Termination Date. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

       6.  Definitions.

             (a) "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

                (i) If Executive's employment is terminated by Metavante, the date specified in the Notice of Termination shall be at least thirty (30) days after the date the Notice of Termination is given to Executive, provided, however, that in the case of Disability, Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days;

                (ii) If Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days after the date the Notice of Termination is given to Metavante; and

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                (iii)    In the event that within thirty (30) days
             following the date of receipt of the Notice of Termination, one party notifies the other that a dispute exists concerning the basis for termination, Executive's employment hereunder shall not be terminated except after the dispute is finally resolved and a Termination Date is determined either by a mutual written agreement of the parties, or by a binding and final judgment order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

             (b) Annual Base Salary. "Annual Base Salary" shall mean the greater of (i) the salary paid or payable to Executive by Metavante and its affiliated companies in respect of the twelve (12) month period immediately preceding the month in which the date of a Change of Control of Metavante occurs, or (ii) Executive's salary on the Termination Date, including any amounts which were deferred under applicable plans.

             (c) Annual Bonus. "Annual Bonus" shall mean the annual bonus, if any, awarded to Executive in the last fiscal year immediately preceding the fiscal year in which a Change of Control of Metavante occurs.

             (d) Recent Average Bonus. "Recent Average Bonus" shall mean the average annualized (for any fiscal year consisting of less than twelve (12) full months or with respect to which Executive has been employed by Metavante for less than twelve (12) full months) bonuses paid or payable, including any amounts which were deferred under any applicable plans, to Executive by Metavante in respect of the three
       (3) fiscal years immediately preceding the fiscal year in which the date of the Change of Control occurs.

       7.  Obligations of Metavante Upon Termination.

             (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Term, M&I or Metavante shall terminate Executive's employment, other than for Cause, Disability or due to Executive's death, or Executive shall terminate employment for Good Reason:

                (1) M&I shall pay to Executive in a lump sum in cash within five (5) days after the Termination Date the aggregate of the following amounts:

                   (i)   The sum of:

                      (A) Executive's Annual Base Salary through the Termination Date to the extent not theretofore paid; and

                      (B) The product of (x) the higher of (I) the Recent Average Bonus or (II) the Annual Bonus paid or payable, including any amount deferred, (and annualized for any fiscal year consisting of less than twelve (12) full months or for which Executive has been employed for less than twelve (12) full months) for the most recently completed fiscal year prior to the Termination Date, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days completed in the current fiscal year through the Termination Date, and the denominator of which is 365.

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                The sum of the amounts described in Clauses (A) and (B)
             shall be hereinafter referred to as the "Accrued Obligations";

                   (ii)  The amount equal to the product of (A) three and
                (B) the sum of (x) Executive's Annual Base Salary (increased for this purpose by any Section 401(k) deferrals, cafeteria plan elections, or other deferrals that would have increased Executive's Annual Base Salary if paid in cash to Executive when earned) and (y) Executive's Highest Annual Bonus;

                   (iii) A separate lump-sum supplemental retirement
                benefit equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the most favorable to Executive actuarial assumptions and M&I's contribution history with respect to the applicable retirement plan, incentive plans, savings plans and other similar such plans (or any successor plan thereto) (the "Retirement Plans") during the twelve (12) month period immediately preceding the date of a Change of Control of Metavante) of the benefit payable under the Retirement Plans and any supplemental and/or excess retirement plan providing benefits for Executive (the "SERP") which Executive would receive if Executive's employment continued for an additional three (3) years after the Termination Date with annual compensation equal to the sum of the Annual Base Salary and Highest Annual Bonus, assuming for this purpose that all accrued benefits and contributions are fully vested and that benefit accrual formulas and M&I contributions are no less advantageous to Executive than those in effect during the twelve (12) month period immediately preceding the date of a Change of Control of Metavante, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plans during the twelve (12) month period immediately preceding the date of a Change of Control) of Executive's actual benefit (paid or payable), if any, under the Retirement Plans and the SERP. For example, if there were a termination today this supplemental retirement benefit would be interpreted with respect to two plans in existence today as follows: (i) with respect to the Retirement Growth component of the retirement program of M&I, Executive would receive three times eight percent (8%) (or twenty-four percent (24%)) of the sum of Executive's Annual Base Salary (determined in accordance with this Section 7(a)(1)(ii)) and Executive's Highest Annual Bonus; and (ii) with respect to the Incentive Savings component of the retirement program of Metavante, Executive would receive three times the annual M&I match of fifty percent (50%) of Executive's maximum allowable contribution to the Plan assuming Executive's compensation is as set forth above; and

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                   (iv)  The amount equal to the product of (i) three and
                (ii) the sum of (x) the imputed income reflected on Executive's W-2 attributable to the car provided to Executive by Metavante or its affiliates, if any, for the last calendar year ending before the date of a Change of Control of Metavante and (y) the club dues for Executive paid by Metavante or its affiliates attributable to such year, if any.

             (2) For thirty-six (36) months after the Termination Date, M&I shall continue to provide medical and dental benefits to Executive and/or Executive's family in accordance with the most favorable plans, practices, programs or policies of M&I and its affiliated companies applicable generally to other peer executives who are active employees and their families as in effect from time to time thereafter; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical or other benefits under another employer provided plan, the medical and other benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, provided that the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage required hereunder. For purposes of determining eligibility of Executive for retiree health insurance, Executive shall be considered to have remained employed until the end of such thirty-six (36) month period and to have retired on the last day of such period. If Executive would qualify at the end of such thirty-six (36) month period for retiree health insurance under M&I's plan guidelines as in existence on the date of the Change of Control of Metavante, M&I shall provide to Executive and his or her spouse, for life, retiree health insurance, subsidized to at least the same percentage extent as under M&I's plan as in existence on the date of the Change of Control of Metavante. Such retiree health insurance shall provide medical benefits to Executive and/or Executive's spouse in accordance with the most favorable plans, practices, programs or policies of M&I and its affiliated companies applicable generally to other peer executives who are active employees and their spouses as in effect from time to time thereafter; provided, however, that if Executive and/or Executive's spouse qualifies for coverage by Medicare or any successor program, M&I may require that Executive and/or Executive's spouse fully participate in Medicare and pay the premiums therefor personally.

             (3) Executive shall have the right to purchase the car provided to him by M&I or its affiliates during the twelve (12) month period immediately preceding the date of a Change of Control of Metavante, if applicable, (or a comparable car acceptable to Executive if such car is no longer owned by Metavante or its affiliates), at the book value thereof on the Termination Date, exercisable within thirty (30) days after the Termination Date; and if the car is not purchased, Executive shall return the car to M&I.

             (4) To the extent not theretofore paid or provided, M&I shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of M&I and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

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             Notwithstanding anything herein contained to the contrary, the payments and benefits provided in this Section 7(a) (other than the Accrued Obligations) shall not be paid or provided to Executive unless and until he executes a Complete and Permanent Release (the "Release") in the form attached hereto, and the applicable period for rescission of the Release has expired. The parties agree that the Release may be expanded to include any successor company and its affiliates as "Released Parties," as defined in the Release.

             (b) Death. If Executive's employment is terminated by reason of Executive's death during the Term, this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement, except that M&I shall pay or provide the Accrued Obligations, six (6) months of Annual Base Salary, and the Other Benefits. The Accrued Obligations shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Termination Date. The six (6) months of Annual Base Salary shall be paid during the six
       (6) month period following the Termination Date on a monthly basis. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(b) shall include, and Executive's family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by M&I and any of its affiliated companies to surviving families of peer executives of M&I and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the twelve (12) month period immediately preceding the date of the Change of Control of Metavante or, if more favorable to Executive and/or Executive's family, as in effect on the date of Executive's death with respect to other peer executives of M&I and its affiliated companies and their families.

             (c) Disability. If Executive's employment is terminated by reason of Executive's Disability during the Term, this Agreement shall terminate without further obligations to Executive, except that M&I shall pay or provide the Accrued Obligations and the Other Benefits. The Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty (30) days of the Termination Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(c) shall include, and Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by M&I and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the twelve
       (12) month period immediately preceding the date of a Change of Control of Metavante or, if more favorable to Executive and/or Executive's family, as in effect at any time thereafter generally with respect to other peer executives of M&I and its affiliated companies and their families.

             (d) Cause; Other Than for Good Reason. If Executive's employment shall be terminated for Cause during the Term, or if Executive voluntarily terminates employment during the Term for other than Good Reason, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive Annual Base Salary through the Date of Termination and any other amounts earned or accrued through the Termination Date, in each case to the extent theretofore unpaid; provided that if Executive voluntarily terminates, Executive shall receive the benefits normally provided upon normal or early retirement with respect to other peer Executives and their families to the extent he qualifies therefore. All salary or compensation hereunder shall be paid to Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

             (e) Delinquent Payments. If any of the payments referred to in this Section 7 are not paid within the time specified after the Termination Date (hereinafter a "Delinquent Payment"), in addition to such principal sum, M&I will pay to Executive interest on all such Delinquent Payments computed at the prime rate as announced from time to time by M&I Marshall & Ilsley Bank, or its successor, compounded monthly. Notwithstanding the foregoing, no interest shall be due and owing as regards payments which are delayed because of Executive's failure to execute the Release or the rescission thereof.

             (f) Vacation Pay. In consideration of all payments made by M&I to Executive pursuant to this Agreement, Executive hereby waives any claim he may have for accrued and unpaid vacation pay as of the Termination Date.

       8. No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced (except to the extent set forth in Section 7(a)(2)) whether or not Executive obtains other employment.

       9.  Excise Tax Payments.

             (a) If any payment or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Metavante (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains, or has paid to the taxing authority on his behalf, an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, no Gross-Up Payment will be made to Executive if reducing the amount paid to Executive under Section 7(a)(1)(ii) of this Agreement by $50,000 or less would avoid the application of the Excise Tax.

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             (b)   A determination shall be made as to whether and
       when a Gross-Up Payment is required pursuant to this Section 9 and the amount of such Gross-Up Payment, such determination to be made within fifteen (15) business days of the Termination Date, or such other time as reasonably requested by M&I or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by Executive (the "Accounting Firm"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by M&I and M&I shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to Executive, both to M&I and Executive. The Gross-Up Payment, if any, as determined pursuant to this Section 9(b) shall be paid by M&I to Executive or paid by M&I on behalf of Executive to the applicable government taxing authorities by means of payroll tax withholding if required by law or if timely requested by Executive when payment of all or any portion of the Excise Tax is due. If the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an unqualified opinion that no Excise Tax will be imposed with respect to any such Payment or Payments. Any such initial determination by the Accounting Firm of the Gross-Up Payment shall be binding upon M&I and Executive subject to the application of Section 9(c).

             (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to Executive from any governmental taxing authority that the tax liability of Executive (whether in respect of the then current taxable year of Executive or in respect of any prior taxable year of Executive) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which M&I has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which Executive had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when Executive has received from the applicable governmental taxing authority a refund of taxes or other reduction in his tax liability by reason of the Overpayment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Executive and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the expiration of the statute of limitations with respect to Executive's applicable tax return. If an Underpayment occurs, Executive shall promptly notify M&I and M&I shall pay to Executive at least five (5) business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by M&I to Executive and Executive shall, within ten (10) business days of the occurrence of such Overpayment, pay to M&I the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to Executive.

             (d) If no Gross-Up Payment is made because reducing the Payments to Executive under Section 7(a)(2)(ii) of this Agreement by $50,000 or less would avoid the application of the Excise Tax, then the amount paid to Executive under Section 7(a)(2)(ii) of this Agreement shall be reduced by the amount necessary to avoid the Excise Tax; provided, however, the reduction will only be made if doing so would result in Executive retaining more after-tax than if the reduction were not made.

       10. Unauthorized Disclosure. During the term of Executive's employment with Metavante, and during the two-year period following the Termination Date, Executive shall not make any Unauthorized Disclosure. For purposes of this Agreement, "Unauthorized Disclosure" shall mean disclosure by Executive without the consent of the Board of M&I to any person, other than an employee of Metavante or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of Metavante or as may be legally required, of any confidential information obtained by Executive while in the employ of Metavante (including, but not limited to, any confidential information with respect to any of Metavante's customers or methods of operation) the disclosure of which he knows or has reason to believe will be materially injurious to Metavante or M&I; provided, however, that such term shall not include the use or disclosure by Executive, without consent, of any information known generally to the public (other than as a result of disclosure by him in violation of this Section 10) or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by Metavante. Notwithstanding the foregoing, Executive's obligation hereunder not to make any Unauthorized Disclosure shall continue after the end of the two-year period following his termination of employment with Metavante as regards any information which is a trade secret as defined in
Section 134.90 of the Wisconsin Statutes. In no event shall an asserted violation of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

       11.  Successors and Assigns.

             (a) This Agreement shall be binding upon and shall inure to the benefit of M&I, Metavante, its successors and assigns and M&I shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that M&I and Metavante would be required to perform if no such succession or assignment had taken place.

             (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representative.

       12. Legal Fees and Expenses. M&I, or a successor entity, shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably incurred by Executive as they become due as a result of (i) Executive's hearing before the Board as contemplated in
Section 4(a) of this Agreement, (ii) a dispute between Executive and the Internal Revenue Service (or any other taxing authority) with regard to an "Underpayment" (as defined in Section 9 of this Agreement), or (iii) Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by M&I or its affiliate under which Executive is or may be entitled to receive benefits.

       13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, if to M&I, to Marshall & Ilsley Corporation, 770 N. Water Street, Milwaukee, Wisconsin 53202, Attn: Sr. V.P.-Human Resources, if to Metavante, to Metavante Corporation, 4900 West Brown Deer Road, Brown Deer, WI 53223-2459, Attn: Chief Executive Officer, or if to Executive, to the address set forth below Executive's signature, or to such other address as the party may be notified. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

       14. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by M&I or any of its affiliates for which Executive may qualify. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of M&I or any of its affiliates shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

       15. Change of Control of M&I. In no event will Executive be entitled to any compensation or benefits under Section 7 of this Agreement if there is a Change of Control of M&I (as defined in that certain Change of Control Agreement between M&I and Executive dated as of January 13, 2003 ("M&I Change of Control Agreement")), prior to, or concurrent with, a Change of Control of Metavante. In that event, Executive's rights and responsibilities will be governed solely by the M&I Change of Control Agreement. In addition, if there is a Change of Control of Metavante, the M&I Change of Control Agreement will cease and Executive will not be entitled to any compensation or benefits under the M&I Change of Control Agreement. In no event will Executive be entitled to receive compensation or benefits under both this Agreement and the M&I Change of Control Agreement.

       16. Settlement of Claims. M&I's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Metavante may have against Executive or others.

       17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and M&I. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

       18. Employment. Executive and M&I acknowledge that the employment of Executive by Metavante is "at will" and prior to the date of a Change of Control of Metavante, may be terminated by either Executive, M&I or Metavante at any time. Moreover, if prior to the date of a Change of Control of Metavante, Executive's employment with Metavante terminates, Executive shall have no further rights under this Agreement.

       19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Wisconsin without giving effect to the conflict of law principles thereof.

       20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

       21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

       22. Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

       23. Modification. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing signed by both Executive, M&I and Metavante.

       24. Withholding. M&I or Metavante shall be entitled to withhold from amounts paid to Executive hereunder any federal, estate or local withholding or other taxes or charges which it is, from time to time, required to withhold. M&I or Metavante shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

       IN WITNESS WHEREOF, M&I and Metavante have caused this Agreement to be executed by their duly authorized officers, and Executive has executed this Agreement, as of the day and year first above written.


                                      MARSHALL & ILSLEY CORPORATION

                                      By:   /s/ Paul J. Renard
                                      ______________________________

                                      Paul J. Renard
                                      Senior Vice President


                                      METAVANTE CORPORATION

                                      By:   /s/ Dennis J. Kuester
                                      ______________________________

                                      Dennis J. Kuester
                                      Chairman


                                      EXECUTIVE:

                                      /s/ Frank R. Martire
                                      ______________________________

                                      Frank R. Martire

                                      Address:
                                      _______________________________

                                      _______________________________


MW3yr Metavante COC Agreement.doc